Exhibit 10.1

DIVERSEY ENHANCED SEVERANCE PLAN

ARTICLE 1

Purpose

Diversey, Inc. (the “Plan Sponsor”) hereby adopts the Diversey Enhanced Severance Plan (the “Plan”), to become effective upon the closing date (the “Effective Date”) of the transactions contemplated by the Purchase Agreement between Sealed Air Corporation and Diamond (BC) B.V. dated March 25, 2017, providing for the sale (the “Sale”) of Sealed Air Corporation’s Diversey Care division and the food and hygiene and cleaning business within its Food Care division, including the Plan Sponsor. In the event the Sale does not close, the Plan shall be void ab initio and of no further force and effect.

The Plan is established to provide financial assistance to a Participant whose Employment is terminated due to an Involuntary Termination of Employment occurring on or within two years after the Effective Date.

The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to meet all applicable requirements of ERISA and regulations thereunder, as in effect from time to time. The Plan is intended to be and shall be administered and maintained as an unfunded “welfare plan” under Section 3(1) of ERISA, and is intended to be exempt from the reporting and disclosure requirements of ERISA as an unfunded welfare plan for a select group of management or highly compensated employees.

The establishment of the Plan shall not affect or modify the rights of a Participant with respect to severance benefits under any individual employment agreement or other agreement with a Participant, or any severance pay otherwise mandated by applicable law (“Non-Plan Severance”). The Plan Sponsor, however, does not intend to duplicate severance benefits. In the event of an Involuntary Termination of Employment that would otherwise provide a Participant with both Non-Plan Severance and severance benefits under the Plan, the Plan Sponsor’s intent is that the Participant receive the greater of those benefits. In that case, the Plan Sponsor shall determine under which arrangement severance benefits should be provided, consistent with the requirements of applicable law. For purposes of this non-duplication requirement, the Plan Sponsor will not consider accelerated vesting of retention bonuses, long-term incentives or similar awards as a result of an Involuntary Termination of Employment as a form of “severance benefits,” and the accelerated vesting of such awards shall apply in accordance with the terms and conditions of the applicable plans and award agreements without impact on any Severance Benefits otherwise payable under the Plan. In addition, the establishment of this Plan does not nullify or replace any non-competition, release of claims or other agreements between the Company and any of its employees or former employees entered into in connection with any such Agreements.

ARTICLE 2

Definitions

2.1 Affiliate. All members of any controlled group within the meaning of Code Sections 414(b) and (c) that includes the Plan Sponsor.

2.2 Base Salary. A Participant’s annualized base pay at the rate in effect immediately before his or her Separation Date, and in all cases excluding bonuses, commissions, overtime or any other form of variable or extra compensation.

2.3 Board. The Board of Directors of the Plan Sponsor.

2.4 Cause. Any conduct of a Participant contained in the following list:

(a) the Participant engaging in fraud, embezzlement, or theft in connection with the Participant’s duties or in the course of his or her employment;

(b) an act or omission by the Participant that is willfully or grossly negligent, contrary to the Company’s established policies or practices, or materially harmful to the Company’s business or reputation or to the business of the Company’s customers or suppliers as it relates to the Company;

(c) the Participant’s plea of no contest to, or conviction of, a felony;

(d) the Participant’s substantial failure to perform his or her duties after receiving notice of the failure from the Plan Administrator, which failure has not been cured within thirty (30) days after the Participant receives notice of the failure; or

(e) the Participant’s breach of any material employment-related covenants under any applicable agreement between the Participant and the Company.

2.5 Code. The Internal Revenue Code of 1986, as amended from time to time (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder).

2.6 Company. The Plan Sponsor, its successor and assigns, and any of its Affiliates.

2.7 Disabled or Disability. An incapacity that has resulted in qualification of a Participant to receive long term disability benefits under the Company’s long term disability plan in which the Participant is eligible to participate. If the Participant is not covered by a Company long term disability plan, the Participant is considered to have a Disability if the Participant’s incapacity results in a determination by the Social Security Administration that the Participant is entitled to a Social Security disability benefit. The Plan Administrator may establish uniform and nondiscriminatory time limits for such determination by the Social Security Administration and for notice of such determination to be provided to the Plan Administrator in order for such incapacity to be a Disability under the Plan.

2.8 Effective Date. As defined in Article 1.

2.9 Employment. A Participant’s employment with the Company, beginning on the Participant’s original date of hire prior to the Effective Date and ending on the Participant’s Separation Date.

2.10 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

2.11 Involuntary Termination of Employment. A Participant’s termination of Employment by the Company without Cause, other than by reason of the Participant’s death or Disability, that occurs on or within two years after the Effective Date.

2.12 Non-Plan Severance. As defined in Article 1.

2.13 Participant. Each individual identified as a Participant in the Plan in accordance with Article 3 below.

2.14 Plan. As defined in Article 1, and as may be amended from time to time.

2.15 Plan Administrator. The Board or any committee or other person or persons designated by the Board to administer the Plan pursuant to Section 5.2.

2.16 Plan Sponsor. As defined in Article 1, and includes any permitted successor or assign.

2.17 Plan Year. The calendar year. The first Plan Year shall begin on the Effective Date and end on December 31, 2017.

2.18 Restrictive Covenants. A Participant’s obligation not to compete with the Company during Employment and for a specified period of time thereafter, along with (as applicable) a Participant’s obligations to protect confidential information and to not solicit customers or employees of the Company during, and for a specified period following, Employment, all in accordance with and subject to the terms and conditions of a separate written agreement between the Company and the Participant.

2.19 Sale. As defined in Article 1.

2.20 Separation Date. A Participant’s last day of active Employment (i.e., the last day the Participant works for the Company) due to an Involuntary Termination of Employment which entitles the Participant to benefits from the Plan.

2.21 Severance Benefits. Benefits paid to a Participant pursuant to Article 4.

2.22 Total Cash Compensation. The sum of a Participant’s (a) Base Salary and (b) target annual cash incentive award for the Company’s fiscal year in which the Separation Date occurs.

2.23 Year of Service. A Participant’s aggregate period of Employment divided into whole years, subject to the following rules:

(a) Any absence of Employment for a period of 12 or more successive months shall be excluded;

(b) Any remaining partial period of Employment of at least six months shall be rounded up to be considered as a full Year of Service; and

(c) Any remaining partial period of Employment of less than six months shall not be included when calculating Years of Service.

ARTICLE 3

Eligibility for Benefits

3.1 Participation Requirements. The Participants in the Plan are those individuals who have been selected for participation in the Plan by Sealed Air Corporation and who have received a notice of participation in accordance with Section 3.2. Each Participant has been designated by Sealed Air Corporation as a Tier 1, 2, 3 or 4 Participant, for purposes of Article 4.

3.2 Notice of Participation. The Plan Administrator shall provide each Participant selected to participate in the Plan with a letter notifying the Participant of his or her participation in the Plan and the applicable Tier in which he or she participates.

3.3 Eligibility for Severance Benefits. A Participant shall be eligible for Severance Benefits, as determined pursuant to Article 4, if the Participant meets all of the following conditions:

(a) incurs an Involuntary Termination of Employment;

(b) executes and returns to the Plan Administrator a general written release and waiver of claims, in such form as determined by the Plan Administrator from time to time, within 21 days (or, to the extent required by applicable law, 45 days) after the Participant’s Separation Date and does not revoke such waiver of claims within 7 days after its execution;

(c) is in compliance with any applicable Restricted Covenants as provided by Section 4.3; and

(d) returns to the Company any property of the Company that has come into the Participant’s possession.

ARTICLE 4

Severance Benefits

4.1 Amount of Severance Benefits. Upon a Participant’s Involuntary Termination of Employment, the Participant shall be entitled to receive, subject to the conditions in Section 3.3, Severance Benefits in an amount determined as follows:

Participation Level	Amount of Severance Benefits

Tier 1	2 times Total Cash Compensation

Tier 2	1.5 times Total Cash Compensation

Tier 3	1.5 times Total Cash Compensation

Tier 4	2 weeks of Base Salary for every whole Year of Service, with a minimum of 6 weeks and maximum of 52 weeks

4.2 Payment of Severance Benefits. The Severance Benefits payable to a Participant under Section 4.1 shall be paid out in a lump sum cash payment on the first regularly scheduled payroll date occurring on or after the 60th day following the Separation Date (but in no event later than March 15 of the year following the year of the Separation Date).

4.3 Restrictive Covenants. To be eligible to receive Severance Benefits, a Participant must comply with the requirements of any Restrictive Covenants applicable to the Participant. Notwithstanding any provision herein to the contrary, in the event of any breach by a Participant of any applicable Restrictive Covenants that the Participant fails to cure (if curable) within 15 days following written notice from the Company, the Company shall have the right to recover from the Participant up to the full amount of the Severance Benefits previously paid. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for such breach, including the recovery of monetary damages from the Participant, under the terms of the Restrictive Covenants.

ARTICLE 5

Plan Administration

5.1 Plan Administrator’s Authority. The Plan Administrator shall have full and complete authority to enforce the Plan in accordance with its terms and shall have all powers necessary to accomplish that purpose, including, but not limited to, the following:

(a) To apply and interpret the Plan in its absolute discretion, including the authority to construe disputed provisions;

(b) To determine all questions arising in its administration, including those related to the eligibility of persons to become Participants and eligibility for Severance Benefits, and the rights of Participants;

(c) To compute and certify the amount of Severance Benefits payable to Participants;

(d) To authorize all disbursements in accordance with the provisions of the Plan;

(e) To employ and reasonably compensate accountants, attorneys and other persons to render advice or perform services for the Plan as it deems necessary;

(f) To make available to Participants upon request, for examination during business hours, such records as pertain exclusively to the examining Participant; and

(g) To appoint an agent for service of legal process.

All decisions of the Plan Administrator based on the Plan and documents presented to it shall be final and binding upon all persons.

5.2 Appointment of Separate Administrator. The Plan Sponsor may appoint a separate Plan Administrator which shall be an officer of the Plan Sponsor or a committee consisting of at least two persons. Members of any such committee may resign by written notice to the Plan Sponsor and the Plan Sponsor may appoint or remove members of the committee. A Plan Administrator consisting of more than one person shall act by a majority of its members at the time in office and may authorize any one or more of its members to execute any document or documents on behalf of the Plan Administrator.

5.3 Claims for Benefits. Generally, an obligation of the Plan to provide Severance Benefits to a Participant arises only when a written offer of Severance Benefits has been communicated by the Plan Administrator to the Participant. A Participant not receiving Severance Benefits who believes that he is eligible for such benefits, or a Participant disputing the amount of Severance Benefits, or any such Participant’s or Participant’s authorized representative (the “Claimant”) may request in writing that his claim be reviewed by the Plan Administrator. All such claims for benefits must be submitted to the Plan Administrator at the address of the Plan Sponsor’s corporate headquarters within 60 days after the Participant’s termination of employment. The review of all claims for benefits shall be governed by the following rules:

(a) Time Limits on Decision. Unless special circumstances exist, a Claimant who has filed a claim shall be informed of the decision on the claim within 90 days of the Plan Administrator’s receipt of the written claim. This period may be extended by an additional 90 days if special circumstances require an extension of time, provided the Participant is notified of the extension within the initial 90-day period. The extension notice shall indicate:

(i) The special circumstances requiring the extension of time; and

(ii) The date, no later than 180 days after receipt of the written claim, by which the Claimant can expect to receive a decision.

(b) Content of Denial Notice. If a claim for benefits is partially or wholly denied, the Claimant will receive a written notice that:

(i) States the specific reason or reasons for the denial;

(ii) Refers to the specific Plan provisions on which the denial is based;

(iii) Describes and explains the need for any additional material or information that the Claimant must supply in order to perfect the claim; and

(iv) Describes the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

5.4 Appeal of Denied Claims. If the Claimant’s claim is denied and he or she wants to submit a request for a review of the denied claim, the following rules apply:

(a) Review of Denied Claim. If a Claimant wants his or her denied claim to be reconsidered, the Claimant must send a written request for a review of the claim denial to the Plan Administrator no later than 60 days after the date on which he or she receives written notification of the denial. The Claimant may include any written comments, documents, records or other information relating to the claim for benefits. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relating to the claim for benefits. The Plan Administrator’s review shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(b) Decision on Review. The Plan Administrator shall review the denied claim and provide a written decision within 60 days of the date the Plan Administrator receives the Claimant’s written request for review. This period may be extended by an additional 60 days if special circumstances require an extension of time, provided the Participant is notified of the extension within the initial 60-day period. The extension notice shall indicate:

(i) The special circumstances requiring the extension of time; and

(ii) The date, no later than 120 days after receipt of the written request for review, by which the Claimant can expect to receive a decision.

(c) Content of Denial Notice. If a claim for benefits is partially or wholly denied on appeal, the Claimant will receive a written notice that:

(i) States the specific reason or reasons for denial;

(ii) Refers to the specific Plan provisions on which the denial is based;

(iii) Includes a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(iv) Includes a statement of the right to bring a civil action under Section 502(a) of ERISA.

5.5 Limitations on Legal Actions; Dispute Resolution. Claimants must follow the claims procedures described in this Article 5 before taking action in any other forum regarding a claim for benefits under the Plan. Furthermore, any such action initiated by a Claimant under the Plan must be brought by the Claimant within one year of a final determination on the claim for benefits under these claims procedures, or the Claimant’s benefit claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it. Further, after following the claims procedures described in this Article 5, the following provisions apply to any further disputes that may arise regarding this Plan:

(a) In the event of any dispute, claim, question or disagreement arising out of or relating to this Plan, the parties shall use their best efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

(b) If the parties do not reach such a resolution within a period of 30 days, then any such unresolved dispute or claim, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within 30 days of such demand. In the event that the parties are unable to so agree within such 30 day period, then within the following 30 day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten 10 days after the appointment of the first two arbitrators. In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in the State of North Carolina or such other location as may be mutually agreed to by the parties.

(c) The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The parties acknowledge that this Plan evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section 5.5. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Plan pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

(d) To the full extent permitted by law and upon presentation of appropriate documentation, all reasonable legal fees and expenses incurred by a Participant as a result of any dispute under this Section 5.5 involving the validity or enforceability of, or liability under, any provision of this Plan (including as a result of any dispute involving the amount of any payment or other benefit due pursuant to this Plan) shall be paid by the Company if the Company unreasonably or maliciously contested the validity or enforceability of any provision of this Plan.

(e) By agreeing to binding arbitration, a Participant must waive his or her right to a jury trial. The claims covered by this Section 5.5 include any statutory claims regarding a Participant’s Employment or the termination of his or her Employment, including without limitation claims regarding workplace discrimination.

ARTICLE 6

Plan Amendment and Termination

6.1 Power to Amend and Terminate. The Plan Sponsor may at any time amend the Plan in its sole discretion with respect to any or all Participants for any reason; provided, however, that any amendment that would materially impair the rights of a Participant hereunder shall not be effective without the Participant’s prior written consent. The Plan shall automatically terminate immediately following the second anniversary of the Effective Date, provided that the Plan shall continue to apply for administering payments due under the Plan for an Involuntary Termination of Employment that occurs on or before the second anniversary of the Effective Date. The provisions of the Plan as in effect at the time of a Participant’s Separation Date shall control any Plan benefits paid to that Participant, unless otherwise specified in the Plan.

6.2 Successor Employer. Any successor to all or any portion of the business of the Plan Sponsor may, with the consent of the Plan Sponsor, continue the Plan. Such successor shall succeed to all the rights, powers, and duties of the Plan Sponsor. The Employment of any Participant who continues in the employ of the successor shall not be deemed to have been terminated or severed for purposes of this Plan.

ARTICLE 7

Miscellaneous Provisions

7.1 Section 280G. Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for a Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 7.1 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any determination required under this Section 7.1 shall be made by the Company in its sole discretion.

7.2 Section 409A. It is intended that the payments and benefits set forth in Article 4 are, to the greatest extent possible, exempt from the application of Code Section 409A and the Plan shall be construed and interpreted accordingly. However, if the Company (or, if applicable, the successor entity thereto) determines that all or a portion of the payments and benefits provided under the Plan constitute “deferred compensation” under Section 409A and that the Participant is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of the Participant’s “separation from service” (as defined under Section 409A) and the Company (or the successor entity thereto, as applicable) shall (A) pay to the Participant a lump sum amount equal to the sum of the payments that the Participant would otherwise have received during such six-month period had no such delay been imposed and (B) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. To the extent required by Section 409A, any payments to be made to a Participant upon his termination of employment shall only be made upon such Participant’s separation from service. The Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of noncompliance with Section 409A.

7.3 Limitation on Liability. In no event shall the Company, the Plan Administrator or any officer or director of the Company incur any liability for any act or failure to act with respect to the Plan.

7.4 Non-Assignment of Benefits. Benefits paid under the Plan are for the sole use of Plan Participants. Except as required by law, benefits provided under the Plan cannot be assigned, transferred or pledged to anyone as collateral for a debt or other obligation.

7.5 Construction. Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate.

7.6 Conflict with Applicable Law. If any provisions of ERISA or other applicable law render any provision of this Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.

7.7 Contract of Employment. Nothing contained in this Plan shall be construed to constitute a contract of employment between the Company and any employee or impose on the Company an obligation to retain any Participant as an employee, to continue any Participant’s current employment status or to change any employment policies of the Company, nor shall any provision hereof restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate his or her employment with the Company.

7.8 Source of Benefits. The Plan is intended to be an unfunded welfare benefit plan for purposes of ERISA and a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA. All benefits payable pursuant to the Plan shall be paid or provided by the Company from its general assets. The Plan is not intended to be a pension plan described in Section 3(2)(A) of ERISA.

7.9 Withholding. The Company shall have the authority to withhold or cause to have withheld applicable income and payroll taxes from any payments made under the Plan to the extent required by law.

7.10 Governing Law. The Plan will be construed and enforced according to the laws of the State of North Carolina (other than its laws respecting choice of law) to the extent, if any, not preempted by ERISA.